As filed with the Securities and Exchange Commission on January 13, 2012
Registration No. 333 -

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EUROSITE POWER INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-5250881 (I.R.S. Employer Identification No.)

EuroSite Power Inc.
45 First Avenue
Waltham, Massachusetts 02451
 (Address of principal executive offices)

EuroSite Power Inc. 2011 Stock Incentive Plan
(Full title of the Plan)

Anthony S. Loumidis
Chief Financial Officer
EuroSite Power Inc.
45 First Avenue
Waltham, Massachusetts 02451
(781) 622-1117
(Name, address and telephone number of agent for service)

Copy to:

Edwin L. Miller Jr.
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Tel: (617) 338-2800

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered1	Proposed Maximum Offering Price Per Share2	Proposed Maximum Aggregate Offering Price2	Amount of Registration Fee2
Common Stock	4,500,000 shares	$1.00	$4,500,000	$516

1 In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
2 There currently is no public market for the securities of the registrant. Estimated solely for purposes of this offering under Rule 457(h)(1)] of the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined based on the book value of the common stock of EuroSite Power Inc., computed as of January 13, 2012.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended, or the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by the registrant with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the Exchange Act, are incorporated by reference in and made a part of this registration statement, as of their respective dates:

a)	Registration Statement on Form 10 filed on August 16, 2011, as amended.

b)	Quarterly Report on Form 10-Q for the period ended September 30, 2011, as amended, filed on November 14, 2011.

c)
The description of the registrant’s common stock contained in the registration statement on Form 10 filed with the Securities and Exchange Commission on August 16, 2011, as amended, and all further amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

 Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant has included such a provision in its Amended and Restated Certificate of Incorporation, or Charter.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The registrant’s Charter includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or
•	for any transaction from which the director derived an improper personal benefit.

The registrant’s Charter also provides that:

•	it must indemnify its directors and officers to the fullest extent permitted by Delaware law;
•	it may, to the extent authorized from time to time by its Board of Directors, indemnify its other employees and agents to the same extent that it indemnified its officers and directors; and
•
in the event it does not assume the defense in a legal proceeding, it must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provisions contained in the registrant’s Charter and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, the registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1.	Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Not applicable.

(5)	Not applicable.

(6)	Not applicable.

2.
Item 512(b) of Regulation S-K.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on January 13, 2012.

EUROSITE POWER INC.

By:	/s/ BARRY J. SANDERS
Barry J. Sanders
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

The undersigned officers and directors of the company hereby constitute and appoint Barry J. Sanders and Anthony S. Loumidis, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the company to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN N. HATSOPOULOS	Chairman of the Board, Director	January 13, 2012
John N. Hatsopoulos

/s/ BARRY J. SANDERS	Chief Executive Officer, Director	January 13, 2012
Barry J. Sanders	(Principal Executive Officer)

/s/ ANTHONY S. LOUMIDIS	Chief Financial Officer	January 13, 2012
Anthony S. Loumidis	(Principal Financial & Accounting Officer)

/s/ AHMED F. GHONIEM	Director	January 13, 2012
Ahmed F. Ghoniem

/s/ JAMES C. DEVAS	Director	January 13, 2012
James C. Devas

/s/ BRUNO MEIER	Director	January 13, 2012
Bruno Meier

EXHIBIT INDEX

The following are the exhibits are to this registration statement (all of which have been filed herewith):

Exhibit
Number	Description

4.1
Amended and Restated Certificate of Incorporation of EuroSite Power Inc. (previously filed as Exhibit 3.2 to the registrant’s Form 10 Registration Statement filed with the Commission on August 16, 2011 (Registration No. 000-54484) and incorporated herein by reference)

4.2
Amended and Restated Byalws of Incorporation of EuroSite Power Inc. (previously filed as Exhibit 3.4 to the registrant’s Form 10 Registration Statement filed with the Commission on August 16, 2011 (Registration No. 000-54484) and incorporated herein by reference)

4.3	Specimen Common Stock Certificate

4.4	EuroSite Power Inc. 2011 Stock Incentive Plan

4.5	UK Sub-Plan to the EuroSite Power Inc. 2011 Stock Incentive Plan

4.6	Form of Stock Option Agreement

5.1	Opinion of Sullivan & Worcester LLP

23.1	Consent of Sullivan & Worcester LLP (contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5.1)

23.2	Consent of McGladrey and Pullen LLP

24.1	Power of Attorney (included in the signature page to this registration statement)